Exhibit 23

Consent of KPMG LLP

The Board of Directors
QNB Corp.

We consent to incorporation by reference in the registration statements (No. 33-79802, No. 333-16627, and No. 333-91201) on Form S-8 of QNB Corp. of our report dated January 25, 2001, relating to the consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of QNB Corp.

/s/ KPMG LLP
March 22, 2001
Philadelphia, Pennsylvania